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                                                                     EXHIBIT 4.4


                       AMENDED CERTIFICATE OF DESIGNATION
                                     OF THE
                 SERIES B CONVERTIBLE NON-VOTING PREFERRED STOCK
                           (PAR VALUE $.001 PER SHARE)
                                       OF
                            SIBIA NEUROSCIENCES, INC.

                                 --------------

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW

                                 --------------


        SIBIA NEUROSCIENCES, INC., a company organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

        That the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (the "Certificate of Incorporation") authorizes the creation of up to 5,000,000 shares of the Company's preferred stock, par value $.001 per share (such preferred stock, together with all other preferred stock of the Company the creation of which is in the future authorized by the Certificate of Incorporation, referred to herein as the "Preferred Stock");

        That pursuant to the authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Company, the Board on May 20, 1999, approved the creation, issuance and the voting powers of shares of Series B Convertible Non-Voting Preferred Stock and filed with the Delaware Secretary of State a Certificate of Designation of Series B Convertible Non-Voting Preferred Stock dated May 25, 1999 (the "Certificate of Designation") creating a series of one (1) share of Series B Convertible Non-Voting Preferred Stock designated as set forth in the Certificate of Designation;

        That no shares of the Series B Convertible Non-Voting Preferred Stock have been issued; and

        That on June 23, 1999 the Board approved an amendment of the Certificate of Designation as set forth below:

                RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby amends the Certificate of Designation, and fixes the relative designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof (in addition to the provisions set forth in the Certificate of Incorporation of the Company, which are applicable to the Preferred Stock of all classes and series), as follows:


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                SERIES B CONVERTIBLE NON-VOTING PREFERRED STOCK:

        SECTION 1. DESIGNATION AND AMOUNT. One (1) share of Preferred Stock, par value $.001 per share, is designated "Series B Convertible Non-Voting Preferred Stock" with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions specified herein (the "Series B Preferred"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series B Preferred. Each share of Series B Preferred shall have a stated value of $5,000,000 per share (the "Stated Value").

        SECTION 2. DIVIDENDS AND DISTRIBUTIONS. So long as any shares of Series B Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock (other than any dividend or distribution payable solely in Common Stock of the Company), unless a dividend is paid with respect to all outstanding shares of Series B Preferred in an amount per share (on an as-converted-to-Common-Stock basis) equal to the amount paid or set aside for each share of Common Stock.

        SECTION 3. NO VOTING RIGHTS. Holders of Series B Preferred shall not be entitled to vote together with holders of Common Stock, including with respect to the election of directors of the Company, or as a separate class, except as otherwise provided by the General Corporation Law of the State of Delaware ("DGCL") and in this Section 3. To the extent that, under the DGCL, the vote of the holders of the Series B Preferred, voting separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Preferred represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. Holders of the Series B Preferred shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled as of right under the DGCL which notice would be provided pursuant to the Company's Bylaws and the DGCL.

        SECTION 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Common Stock, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Preferred Stock shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were


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paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock.

        SECTION 5. CONVERSION.

                (a) ELECTION TO CONVERT. Subject to the other provisions of this Certificate of Designation, at any time prior to February 21, 2001, the outstanding Series B Preferred shall be convertible, without payment of any additional consideration by the holder thereof and at the option of such holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing two million dollars ($2,000,000) by the average of the closing prices per share of the Common Stock on the Nasdaq National Market (or any other national securities exchange on which the Common Stock is then traded) for the thirty (30) consecutive trading days ending on the trading date immediately preceding the date of such conversion; provided, however, that in no event will the total number of shares of Common Stock beneficially owned by the holder of the Series B Preferred upon conversion of the Series B Preferred exceed a number of shares of Common Stock equal to 15% of the Common Stock then outstanding.

                (b) MECHANICS OF CONVERSION. Before any holder of Series B Preferred shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(a) hereof, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred or its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fractional shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred to be converted. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                (c) AUTOMATIC CONVERSION. Subject to the other provisions of this Certificate of Designation, the outstanding Series B Preferred, unless converted earlier pursuant to Section 5(a) above, shall automatically convert on the date (the "Automatic Conversion Date") that is the earlier of (i) February 21, 2001, or (ii) the date of the closing of a Change of Control (as defined below), and, in the event of such Change of Control, such conversion shall be contingent upon the consummation of such Change of Control and occur simultaneously with the closing of the Change of Control (and in any event by such time as may be necessary to permit


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the holder of the Series B Preferred to receive any consideration to be received by other holders of Common Stock in connection with such Change of Control), in the following manner:

                        (1) In the event that a Candidate Selection Approval is achieved for a Project Compound under the Collaboration Agreement dated May 25, 1999 (the "Lilly Agreement") between Eli Lilly and Company ("Lilly") and the Company prior to the Automatic Conversion Date, the Series B Preferred shall automatically, and without requirement of further action by the Company or the holder of the Series B Preferred, be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing two million dollars ($2,000,000) by the average of the closing prices per share of the Common Stock on the Nasdaq National Market (or any other national securities exchange on which the Common Stock is then traded) for the thirty (30) consecutive trading days ending on the trading date immediately preceding the date of such conversion; provided, however, that in no event will the total number of shares of Common Stock beneficially owned by the holder of the Series B Preferred upon conversion of the Series B Preferred exceed a number of shares of Common Stock equal to 15% of the Common Stock then outstanding.

                        (2) In the event that a Candidate Selection Approval is not achieved for a Project Compound under the Lilly Agreement prior to the Automatic Conversion Date, the Series B Preferred shall automatically, and without requirement of further action by the Company or the holder of the Series B Preferred, be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing five million dollars ($5,000,000) by the average of the closing prices per share of the Common Stock on the Nasdaq National Market (or any other national securities exchange on which the Common Stock is then traded) for the thirty (30) consecutive trading days ending on the trading date immediately preceding the date of such conversion; provided, however, that in no event will the total number of shares of Common Stock beneficially owned by the holder of the Series B Preferred upon conversion of the Series B Preferred exceed a number of shares of Common Stock equal to 15% of the Common Stock then outstanding.

        For purposes of this Certificate of Designation, "Change of Control" shall mean (I) a reorganization, merger, consolidation or other transaction or series of related transactions in which immediately after any such transaction (by virtue of securities issued or sold in such transaction) the former stockholders of the Company do not hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity, (II) an acquisition of all outstanding capital stock of the Company or (III) a sale or other transfer of all or substantially all of the Company's assets.

                (d)     LIMITATION ON ISSUANCE OF SHARES UPON CONVERSION.

                        (1) The following definitions shall apply to this Certificate of Designation:

                                (i)     "Maximum Share Amount" shall mean the
number of shares of the Company's Common Stock equal to 19.9% of the Company's Common Stock


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outstanding as of the date that the first share of Series B Preferred is issued
(the "Original Issue Date");

                                (ii)    "Conversion Stock" shall mean the shares
of Common Stock issuable upon conversion of the Series B Preferred;

                                (iii)   "Excess Shares" shall mean Conversion
Stock which, upon issuance, would result in the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) by a holder of shares of Conversion Stock in excess of the Maximum Share Amount; and

                                (iv)    "Exchange Rules" shall mean the rules or
regulations of Nasdaq or any other principal securities market upon which the Common Stock of the Company is or becomes traded.

                        (2) The Company shall not be obligated to issue upon conversion of the Series B Preferred any Excess Shares if such issuance in excess of the Maximum Share Amount would constitute a breach or violation of the Company's obligations under the Exchange Rules; provided that, to the extent the Company will be required, or it appears likely to the Board of Directors of the Company that the Company will be required, to issue any Excess Shares, the Company shall promptly use its best efforts to obtain stockholder approval of such issuance in accordance with Delaware law, the applicable rules of the Securities and Exchange Commission and the Exchange Rules or to take such other action to enable issuance of the Conversion Stock in accordance with Exchange Rules.

                (e) ADJUSTMENTS FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series B Preferred or with respect to such other securities by their terms.

                (f) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
5), in any such event each holder of Series B Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization,


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reclassification or other change by holders of the maximum number of shares of
Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                (g) REORGANIZATIONS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Preferred after the capital reorganization to the end that the provisions of this Section 5 shall be applicable after that event and be as nearly equivalent as practicable.

                (h) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Company setting forth (i) such adjustments and readjustments and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred.

                (i) NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series B Preferred at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

                (j) ISSUE TAXES. The holders of Series B Preferred shall pay any and all issue, transfer and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred pursuant hereto.


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                (k)     RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION.
The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. All shares of Common Stock which are issuable upon such conversion shall, when issued, be duly and legally issued, fully paid and nonassessable and free of all taxes, liens and charges.

                (l) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

                (m)     NOTICES. Any notice required by the provisions of this
Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

        SECTION 6. REACQUIRED SHARES. No share or shares of Series B Preferred acquired by the Company by reason of purchase, conversion or otherwise shall be reissued. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

        SECTION 7. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Company not expressly provided for to the contrary herein shall be vested in the Common Stock.


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        IN WITNESS WHEREOF, SIBIA Neurosciences, Inc. has caused this
Certificate to be signed by its President and Chief Executive Officer and by its Secretary on this 23rd day of June, 1999.

                                       SIBIA NEUROSCIENCES, INC.




                                       By: /s/ WILLIAM T. COMER
                                           -------------------------------------
                                           William T. Comer
                                           President, Chief Executive Officer
                                           and Director


                                       By: /s/ FREDERICK T. MUTO
                                           -------------------------------------
                                           Frederick T. Muto
                                           Secretary